Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of American Apparel, Inc. on Form S-8 of our report, dated March 17, 2008, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of American Apparel, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for each of the years ended December 31, 2007, 2006 and 2005, appearing in the Annual Report on Form 10-K of American Apparel, Inc. for the year ended December 31, 2007.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
April 16, 2008